Exhibit 99.1

Company Contact:	Investor Relations Contact:

Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance	mshilton@lhai.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES THIRD QUARTER 2006

FINANCIAL RESULTS

- Company Raises Full Year Revenue Guidance Range to Between $207 Million and $208

Million -

- Tessera Licenses NXP, Formerly Philips Semiconductors -

San Jose, Calif., November 1, 2006 – Tessera Technologies, Inc. (Nasdaq-GS: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the third quarter and nine-month period ended September 30, 2006. In a separate release today, the company announced it has signed a new technology licensing agreement with NXP, formerly Philips Semiconductors, one of Europe’s largest semiconductor companies.

“Tessera posted a strong third quarter with revenue of $110.5 million,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “During the third quarter, we signed new licenses with Micron and Qimonda and now have the top four DRAM manufacturers as customers. We believe we are well positioned to fully capitalize on the transition of the DRAM industry to DDR2. In addition, with the signing of Infineon and NXP, we added as customers two leading suppliers to the wireless and consumer electronic markets. With six new and expanded license agreements in 2006, our business is clearly on track with an increasing recurring royalty revenue base.”

Revenue Highlights: Third Quarter 2006

•	Total revenue was $110.5 million.

•	Royalties and license fees were $25.9 million.

•	Payments for past production were $76.0 million.

•	Product and service revenue was $8.6 million.

Generally accepted accounting principles (GAAP) net income for the third quarter of 2006 was $47.4 million, or $0.98 per diluted share. Pro forma net income for the third quarter of 2006 was $85.1 million and pro forma net income per diluted share was $1.75. Pro forma net income is defined as income adjusted for non-cash tax expense, stock-based compensation and either one-time or ongoing non-cash deal amortization charges. Pro forma net income per share equals pro forma net income divided by the weighted diluted share count as of that period end.

Revenue Highlights: Nine-month Period Ended September 30, 2006 Compared to Nine-month Period Ended September 30, 2005

•	Total revenue was $158.5 million, up 126 percent.

•	Royalties and license Fees were $64.8 million, up 65 percent.

•	Payments for past production were $77.6 million, up more than 300 percent.

•	Product and service revenue was $16.0 million, up 33 percent.

GAAP net income for the nine-month period was $47.5 million or $0.99 per diluted share. Pro forma net income for the nine-month period was $92.9 million, or $1.91 per diluted share.

McWilliams continued, “We are excited about our prospects within the consumer optics space. In July, we acquired Digital Optics Corporation and already its financial results are exceeding our expectations. Our acquisition of certain assets of Shellcase Ltd. has led to a new product, Shellcase CF, and in September we signed a license agreement on this technology with a major manufacturer of camera modules. We believe our consumer optics business will be a substantial part of our total revenues by the end of the decade.”

2006 Financial Guidance

Tessera expects fourth quarter 2006 total revenue within the range of $49 million to $50 million. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed. Royalties and license fees are projected to be up approximately 33 percent compared to the third quarter of 2006. Past production payments are projected to be $5 million. Services revenue, including the impact of the Digital Optics acquisition is projected to be $10 million.

Expenses for the fourth quarter are projected to approximate $24 million, including $4 million of litigation expense. This includes cost of revenue, research and development, and selling, general and administration expenses, but excludes stock based compensation and deal-related expenses.

Other income is projected to be $1.8 million. The company’s book tax rate is projected to be 42 percent of pre-tax profit, as a portion of stock compensation expense is not deductible for tax purposes. Cash taxes are projected to approximate $1.7 million in the fourth quarter.

Stock based compensation expense is projected to be $4.0 million. Non-cash deal amortization is expected to be $900,000 and inventory revaluation related to the Digital Optics acquisition is expected to approximate $600,000.

The fully diluted share count is expected to be 49.0 million shares.

Charles Webster, Tessera’s chief financial officer, stated, “Tessera’s fourth quarter 2006 and outlook into 2007 has been strengthened by the transaction with NXP, which will become an ongoing customer in the fourth quarter. In addition, we expect to receive $5.0 million for past production in the fourth quarter of 2006.”

Tessera expects 2006 total revenues to be within the range of approximately $207 million to $208 million, as compared to previous total revenue guidance given on August 1, 2006 of $195 million to $200 million. As per company policy, 2006 annual revenue guidance does not include the impact of new agreements that are not already signed. Annual royalties and license fees are projected to be up approximately 75 percent as compared to 2005.

Expenses for 2006 are projected to be approximately $91 million, including $29 million of litigation expense. This includes cost of revenue, research and development, and selling, general and administration expenses, but excludes stock based compensation and deal-related expenses.

Other income is projected to be $6 million. The company’s book tax rate is projected to be 42 percent of pre-tax profit. Cash taxes are projected to approximate $4 million for the year. The fully diluted share count is expected to be 49.0 million shares.

Conference Call Information

Tessera Technologies will host its third quarter 2006 conference call on November 1, 2006 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 7551449.

About Tessera Technologies, Inc.

Tessera Technologies is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal, and mechanical properties of materials and interconnects. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Infineon and Micron. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Pro Forma Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains pro forma financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The pro forma financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash deal amortization charges and all forms of stock compensation and the effects of 123R upon the number of diluted shares used in calculating pro forma earnings per share. The pro forma financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The pro forma financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the pro forma income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2006 include more information about factors that could affect the company’s financial results.

– Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Royalty and license fees	$25,916	$14,113	$64,817	$39,238
Past production payments	76,000	1,161	77,633	18,830
Product and service revenues	8,625	4,470	16,014	12,036

Total revenues	110,541	19,744	158,464	70,104

Operating expenses:
Cost of revenues	6,201	3,059	13,623	9,309
Research, development and other related costs	5,317	2,074	12,589	5,225
Selling, general and administrative	20,116	7,744	54,091	19,378

Total operating expenses	31,634	12,877	80,303	33,912

Operating income	78,907	6,867	78,161	36,192
Other income, net	1,677	1,067	4,401	2,427

Income before taxes	80,584	7,934	82,562	38,619
Income tax provision	33,229	2,904	35,048	13,921

Net income attributable to common stockholders	$47,355	$5,030	$47,514	$24,698

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$1.02	$0.11	$1.04	$0.56

Net income per common share; diluted	$0.98	$0.11	$0.99	$0.52

Weighted average number of shares used in per share calculations; basic	46,252	44,452	45,892	43,720

Weighted average number of shares used in per share calculations; diluted	48,422	47,632	48,131	47,727

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands, except share amounts)

(unaudited)

Non-cash income tax expense	$32,292	$2,369	$32,279	$10,434
Stock compensation - cost of revenues	$709	$179	$2,319	$179
Stock compensation - research, development and other related costs	$334	$13	$443	$109
Stock compensation - selling, general and administrative	$2,798	$333	$8,188	$552
Amortization of acquired intangibles	$687	$101	$1,235	$134
Adjustment for acquired inventory	$905	$—	$905	$—
Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	48,737	47,632	48,580	47,727

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$156,784	$127,594
Accounts receivable	9,095	4,602
Inventory	2,230	—
Short term deferred tax assets	1,190	1,190
Other current assets	12,796	1,039

Total current assets	182,095	134,425

Property and equipment, net	25,232	8,751
Intangible assets	28,422	12,757
Goodwill	36,305	24,154
Long term deferred tax assets	25,296	9,982
Other assets	368	58

Total assets	$297,718	$190,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,031	$3,043
Accrued liabilities	6,568	6,443
Deferred revenue	859	324
Income tax payable	31,788	359

Total current liabilities	42,246	10,169

Long term deferred tax liabilities	8,990	—

Total liabilities	51,236	10,169

Stockholders’ equity:

Common Stock	47	45
Additional paid-in capital	199,483	182,720
Deferred stock-based compensation	—	(2,245)
Retained earnings (accumulated deficit)	46,952	(562)

Total stockholders’ equity	246,482	179,958

Total liabilities and stockholders’ equity	$297,718	$190,127

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Pro forma net income	$85,080	$8,025	$92,883	$36,106
Less:
Stock compensation - cost of revenues	709	179	2,319	179
Stock compensation - research, development and other related costs	334	13	443	109
Stock compensation - selling, general and administrative	2,798	333	8,188	552
Amortization of acquired intangibles	687	101	1,235	134
Adjustment for acquired inventory	905	—	905	—
Non-cash income tax expense	32,292	2,369	32,279	10,434

Net income, as reported	$47,355	$5,030	$47,514	$24,698

Pro forma net income per common share; diluted	$1.75	$0.17	$1.91	$0.76

Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	48,737	47,632	48,580	47,727

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